Exhibit 10.1

August 12, 2019

Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230

Attention: Ward Bobitz and Rick Oelhafen

US$850,000,000 Senior Secured Credit Facility

Commitment Letter

Ladies and Gentlemen:

Brookfield Business Partners L.P. (“we” or “us” or the “Commitment Party”) and its affiliate Brookfield BBP Canada Holdings Inc. desire to enter into a share purchase agreement (the “Share Purchase Agreement”) with Genworth Financial, Inc., a Delaware corporation (the “Company” or “you”), Genworth Financial International Holdings, LLC (“GFIH”) and Genworth Mortgage Insurance Corporation (“GMIC” and, together with GFIH and the Company, the “Vendors”) with respect to the sale of shares of Genworth MI Canada Inc. owned by the Vendors.

As consideration for the Vendors entering into the Share Purchase Agreement and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, we are pleased to confirm to you our commitment to provide you with a US$850,000,000 senior secured credit facility (the “Credit Facility) on, and subject to, the terms and conditions set forth in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet” and, together with this commitment letter, the “Commitment Letter”).

The only conditions to our commitments hereunder are (i) that the Share Purchase Agreement be entered into and remain in effect, (ii) that the Closing (as defined in the Share Purchase Agreement) has not occurred, and (iii) the other conditions precedent expressly referenced in the Term Sheet.

Each of the parties hereto agrees, upon entering into of the Share Purchase Agreement, to negotiate in good faith and as promptly as reasonably practicable definitive documentation with respect to the Credit Facility in a manner consistent with this Commitment Letter and the Term Sheet, it being acknowledged and agreed that the commitment provided hereunder is subject only to the conditions precedent expressly set forth herein and in the Term Sheet.

This Commitment Letter, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate in any way to this Commitment Letter, or the negotiation, execution or performance of this Commitment Letter or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York. With respect to all matters relating to this Commitment Letter, you and we each hereby irrevocably and unconditionally (i) submit to the jurisdiction of the U.S. District Court for the Southern District of New York State or, if that court does not have subject matter jurisdiction, in any State court located in the City and County of New York; (ii) agree that all claims related to this Commitment Letter shall be brought, heard and determined exclusively in such courts, (iii) waive, to the fullest extent you and we may effectively do so, any objection to the laying of venue of any suit, action or proceeding brought in any court referred to in clause (i) above or any claim that any such suit, action or proceeding has been brought in an inconvenient forum, (iv) agree that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (v) waive any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process or setoff to which you or we or your or our properties or assets may be entitled. Nothing herein will affect the right of any party hereto to serve legal process in any other manner permitted by law. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation. performance or enforcement hereof. This Commitment Letter may not be assigned by any party without the prior written consent of each other party (and any purported assignment without such consent will be null and void)

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by returning to the Commitment Party executed counterparts hereof and thereof not later than 5:00 p.m., New York City time, on August [    ], 2019. The Commitment Party’s commitments and agreements herein will expire at such time in the event that the Commitment Party has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and agreements of the Commitment Party herein, if timely accepted and agreed to by the Company, shall automatically terminate upon the first to occur of (a) the execution and delivery of the definitive credit agreement in respect of the Credit Facility, (b) the valid termination of the Share Purchase Agreement in accordance with its terms and (c) 5:00 p.m., New York City time, on June 15, 2020 (the earliest date set forth in clauses (a) through (c), the “Termination Date”).

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the definitive documentation with respect to the Credit Facility by the parties hereto in a manner consistent with this Commitment Letter; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to draw upon any part of the Credit Facility.

[Signature pages follow.]

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Very truly yours,

BROOKFIELD BUSINESS PARTNERS L.P. by its general partner BROOKFIELD BUSINESS PARTNERS LIMITED

By:	/s/ Jane Sheere

Name:	Jane Sheere
Title:	Secretary

[Signature page to Commitment Letter]

Accepted and agreed to as of

the date first written above:

GENWORTH FINANCIAL INC.

By	/s/ Kevin D. Schneider
Name:	Kevin D. Schneider
Title:	Executive Vice President and Chief Operating Officer

[Signature page to Commitment Letter]

EXHIBIT A

Genworth Holdings, Inc. Summary of Terms and Conditions – Senior Secured Credit Facility

Borrower:	Genworth Holdings, Inc. (the “Borrower”).

Lead Arranger:	Brookfield Business Partners L.P. (the “Lead Arranger”).

Initial Lender:	The Lead Arranger.

Administrative Agent:	To be mutually agreed between the Borrower and the Lead Arranger.

Credit Facility:	Up to US$850,000,000 (the “Credit Facility”), fully underwritten by the Lead Arranger.

Issue Price:	100%.

Closing Date:	The date of satisfaction of the conditions precedent to the borrowing under the Credit Facility and the initial advance thereunder.

Maturity Date:	December 31, 2020, or such earlier date as the Acquisition (as defined below) is completed.

Guarantors:	Same as guarantors under the credit agreement dated as of March 7, 2018 between the Borrower, as borrower, Genworth Financial, Inc. (the “Parent”), Goldman Sachs Lending Partners LLC, as agent, and the lenders party thereto (the “Existing Credit Agreement”), including (on a limited recourse basis) Genworth Financial International Holdings, LLC (“GFIH”).

Security:	The Credit Facility will be secured by a first ranking pledge of the 34.8 million common shares of Genworth MI Canada Inc. (“MIC”) owned by GFIH (the “Pledged Shares”), as such number may be adjusted by buybacks permitted by Negative Covenants below.

Purpose:	To (a) repay existing indebtedness of the Borrower, including existing indebtedness under (i) the Existing Credit Agreement, and (ii) the 7.7 % Senior Notes due June 2020 and (b) for general corporate purposes.

Availability:	• Single draw no later than June 15, 2020. • No reborrowing of repaid amounts.

Availment:	A U.S. dollar loan bearing interest in U.S. dollars as specified below.

Interest Rate:

LIBOR plus 450 bps per annum, payable every 3 months.

If the Share Purchase Agreement (as defined below) is terminated by the Purchaser (as defined in the Share Purchase Agreement) pursuant to Section 9.1(a)(iv) of the Share Purchase Agreement, the interest rate on the Credit Facility will increase by an additional 500 bps per annum.

Overdue amounts under the Credit Facility will bear interest at a rate 2% per annum above the rate otherwise applicable.

EXHIBIT A

Genworth Holdings, Inc. Summary of Terms and Conditions – Senior Secured Credit Facility

Mandatory Prepayments:

The Borrower shall apply the following amounts to permanently repay and reduce the Credit Facility:

•  the net proceeds of any bond or equity issuance (including preferred equity) by the Borrower following the Closing Date (other than issuances required to refinance existing bonds and credit facilities of the Borrower and other exceptions to be agreed).

•  the net proceeds of asset sales on terms substantially consistent with the Existing Credit Agreement.

•  The amount, if any, by which the amount outstanding under the Credit Facility exceeds 80 percent of the value of the Pledged Shares (determined based on the volume weighted average price per share for the 30-day period ending as of the end of each month).

•  The proceeds of the purchase price paid upon closing of the Acquisition.

Amortization:	None. The Credit Facility is repayable in full on the Maturity Date.

Voluntary Prepayments:	Permitted at any time without penalty, subject to a notice period to be agreed.

Financial Covenants:	Same as Existing Credit Agreement, except that the Maximum LTV Ratio shall be consistent with the 80 percent test set forth in Mandatory Repayments above and adjusted monthly.

Representations and Warranties:	Substantially similar to the Existing Credit Agreement, and to include absence of any encumbrances on the Pledged Shares.

Positive Covenants:	Positive and reporting covenants substantially similar to the Existing Credit Agreement, and to include (i) MIC maintaining 100% ownership of GFMICC, (ii) using commercially reasonable efforts to maintain a rating for MIC, and (iii) maintenance of compliance with minimum regulatory capital requirements for MIC.

Negative Covenants:

Substantially similar to the Existing Credit Agreement, including limitations on the Borrower’s ability to:

•  Incur or suffer to exist any debt;

•  create or suffer to exist any liens, other than permitted liens to be agreed;

•  make any equity distributions or other restricted payments;

•  sell, transfer or encumber the Pledged Shares (it being understood and agreed that buybacks by MIC as permitted by the Share Purchase Agreement shall be permitted);

•  make acquisitions and investments; and

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EXHIBIT A

Genworth Holdings, Inc. Summary of Terms and Conditions – Senior Secured Credit Facility

•  permit the incurrence of debt in MIC and its subsidiaries (it being understood and agreed that any debt permitted by the Share Purchase Agreement shall be permitted).

Such negative covenants shall be subject to exceptions and permitted baskets substantially similar to the Existing Credit Agreement.

Conditions Precedent:

Limited to the following:

•  no Material Adverse Effect (as defined in the Share Purchase Agreement between the Lead Arranger, the Borrower and others dated the date hereof (the “Share Purchase Agreement”) in respect of the acquisition of the Pledged Shares (the “Acquisition”)) shall have occurred since the date of signing of the Share Purchase Agreement that would permit the Purchaser to terminate the Share Purchase Agreement;

•  necessary regulatory approvals for the completion of the Acquisition pursuant to the Share Purchase Agreement have not been obtained by October 31, 2019;

•  compliance by the Borrower and affiliates with their obligations under the Share Purchase Agreement in all material respects;

•  The amount advanced under the Credit Facility will not exceed 80% of the market value of the Pledged Shares (based on the volume weighted average price per share for the 30-day period ending on that date);

•  Receipt of an executed Credit Agreement (based on the Existing Credit Agreement, with the changes contemplated by this Term Sheet) and share pledge agreement in respect of the Credit Facility and customary related credit and security documents (collectively, the “Credit Documents”), in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to the Lead Arranger;

•  Representations and warranties under the Credit Facility true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) and no default under Credit Facility;

•  Customary legal opinions of U.S. and Canadian counsel to the Borrower reasonably satisfactory to the Lead Arranger;

•  Receipt of all necessary regulatory, shareholder and other material consents and approvals applicable to the Borrower and MIC required to enter into the Credit Facility (it being acknowledged that any realization on the Pledged Shares will be subject to regulatory approval);

•  No order preventing, and no claim or judicial or administrative proceeding pending, before or by any governmental authority, (i) for the purpose of enjoining or preventing the consummation of the Acquisition or the ability of the Borrower to enter into the Credit Facility, or (ii) giving rise or that could reasonably be expected to

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EXHIBIT A

Genworth Holdings, Inc. Summary of Terms and Conditions – Senior Secured Credit Facility

give rise to an adverse claim against the Pledged Shares or to the inability of the vendors to satisfy the closing conditions in the Share Purchase Agreement;

•  Solvency certificate and other customary closing certificates;

•  customary KYC/AML/beneficial ownership information;

•  payment of reasonable out-of-pocket legal expenses of the Lead Arranger and the Administrative Agent;

•  borrowing notice; and

•  customary evidence that the Existing Credit Agreement shall have been repaid and the related security over the Pledged Shares shall have been released substantially contemporaneously with the advance.

Events of Default:	Substantially consistent with the Existing Credit Agreement, except that the material judgments default shall be amended to provide that, in the case of a non-US judgment, no Event of Default will occur until a U.S. court has issued an order or judgment in favor of the judgment creditor enforcing the judgment or allowing the attachment of assets of any Specified Loan Parties or any of their Restricted Subsidiaries to enforce such judgment.

Voting:	Amendments and waivers require approval of Lenders representing greater than 50% of the aggregate amount of the loans and commitments. Substantially consistent with the Existing Credit Agreement, certain changes relating to commitments, rates, term, ranking, voting and release of collateral will require unanimous approval or approval of each Lender directly affected thereby.

Assignments & Participations:	The Lenders will be permitted to assign and participate their loans and commitments on customary terms.

Governing Law:	New York

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